NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:
Investor Relations	Trade Relations
Linda S. Lennox	Brian Wolfenden
203-275-6292	603-594-8585, ext. 3435
llennox@presstek.com	bwolfenden@presstek.com

Presstek Announces $10 Million Definitive Agreement for Sale of its Lasertel Subsidiary

Greenwich, CT – November 23, 2009 – Presstek, Inc. (NASDAQ: PRST), a leading manufacturer and marketer of digital offset printing business solutions, today announced it has entered into a definitive agreement to sell its wholly owned subsidiary, Lasertel, Inc. to SELEX Sensors and Airborne Systems (US), Inc. (“SELEX S&AS”), a business development, marketing and U.S. product support arm of SELEX Galileo. SELEX Galileo is part of Finmeccanica’s defense electronics business unit.

The sale price will be approximately $10 million, comprised of $8.0 million in cash upon sale of the business and approximately $2.0 million of laser diodes for Presstek’s future product requirements. The transaction is expected to close during the first quarter of 2010 and is subject to approval from certain governmental agencies in the United States and Europe. Presstek plans to use proceeds from the sale to reduce debt.

Lasertel develops and manufactures high-powered laser diodes for a variety of industries, including graphic arts. Presstek uses these laser diodes in its Presstek DI® digital offset presses and the Dimension Excel Series of computer-to-plate systems.

In addition to the sale price and the transfer of Presstek-specific inventory, SELEX S&AS will assume the current lease on the Lasertel property in Tucson, AZ. A supply agreement will also be entered into that will provide the currently utilized laser diode product to Presstek at existing prices for a two year period.

“This sale to SELEX S&AS will place Lasertel into a large organization whose core business is closely aligned with Lasertel’s mission,” said Presstek Chairman, President and Chief Executive Officer, Jeff

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

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Jacobson. At the same time, it allows Presstek to focus on its core business and further reduce its debt. While selling Lasertel has been a key objective during the past year, we needed to ensure that we received an appropriate value for Lasertel. We are pleased that we are able to accomplish that with this sale.”

About SELEX Sensors and Airborne Systems (US), Inc.

SELEX Sensors and Airborne Systems (US), Inc. is headquartered in Arlington, VA, and has locations in Huntsville, AL; Stennis, MS; Fort Walton Beach, FL and Norcross, GA, among other locations. It is wholly owned by SELEX Sensors and Airborne Systems Limited.

About Lasertel

Lasertel, Inc., headquartered in Tucson, AZ, uses state-of-the-art equipment and patented processes to deliver standard and custom laser diode solutions to meet the requirements of demanding applications for a variety of industries.

About Presstek

Presstek, Inc. is the leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek’s patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. For more information visit www.presstek.com or call 603-595-7000 or email: info@presstek.com.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing of the expected closing of the sale of the Company’s Lasertel subsidiary.  Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the timing and results of regulatory filings for the approval of the transaction in certain jurisdictions or the lapse of required waiting periods, the satisfaction of conditions precedent to the closing of

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

the transaction, and other risks and uncertainties detailed in the Company's 2008 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

DI is a registered trademark of Presstek, Inc.

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10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com